Exhibit 10.44

PROMISSORY NOTE EXTENSION AGREEMENT

This promissory note extension agreement (the "Extension Agreement") is made as of the 23rd day of September, 2016 by and between KonaRed Corporation, a Nevada corporation (the "Company"), and Gemini Master Fund, Ltd. a Cayman Islands Corporation. liability company ("GMF") and amends the Subordinated Promissory Note dated September 30, 2015 in the Original Principal Amount of $150,000 issued by the Company to GMF (the "Note").

WHEREAS, the remaining balance due on the Note now totals $73,500 and the parties mutually wish to extend the Note for an additional forty-five (45) days to November 14, 2016 (the "Revised Maturity") and provide GMF with the option of converting the Note to common shares of the Company at a fixed price of $0.04 per share on, or prior to, the Revised Maturity;

NOW, THEREFORE, the Company and GMF agree as follows:

GMF shall extend the redemption date of the Note from September 30, 2016 to November 14, 2016;

Upon receipt of a request from GMF on or prior to November 14, 2016, the Company will allow GMF to convert the remaining Note principal balance of $73,500 into 1,837,500 shares of common stock in the Company.

The Company and GMF will each bear their own legal costs and GMF's attorney will provide any legal opinion required by the Company's transfer agent, Island Stock Transfer, Inc., regarding issuance of the shares.

IN WITNESS WHEREOF, the parties have executed this Extension Agreement as of the date first written above.

KonaRed Corporation		Gemini Master Fund, Ltd.

By:	/s/ Shaun Roberts	By:	/s/ Steven Winters
	Shaun Roberts		Steven Winters
	Chief Executive Officer		President